Federal Trust Corporation Announces
2008 Second Quarter Results

Sanford, Florida (PR Newswire) - July 25, 2008 - Federal Trust Corporation (AMEX: FDT - News), reported that the Company incurred a net loss of $2.8 million in the second quarter of 2008, compared to a $3.6 million loss for the second quarter of 2007. On a per share basis, the second quarter loss was $.30 per basic and diluted share, compared to a loss of $.38 per basic and diluted share for the second quarter of 2007.

At June 30, 2008, Federal Trust’s total assets were $639.8 million, a decrease of $33.0 million, or 5%, from March 31, 2008 and down $81.3 million, or 11%, from June 30, 2007. Shareholders’ equity at June 30, 2008 was $33.7 million, down $3.6 million, or 10%, from March 31, 2008 and $16.3 million, or 33%, down from June 30, 2007. Book value per share was $3.58 at June 30, 2008, compared to $3.97 at March 31, 2008 and $5.33 at June 30, 2007. At June 30, 2008, Federal Trust Bank’s total risk-based capital ratio was 8.24%, which resulted in Federal Trust Bank being characterized as “adequately capitalized” for regulatory capital purposes. This capital ratio represents a decrease from the March 31, 2008 total risk-based capital ratio of 8.96%, and reflects the additional loan loss provisions and operating losses during the second quarter of 2008.

Net interest income for the second quarter of 2008 was $2.1 million, down $954,000, or 31%, from $3.1 million for the second quarter of 2007. Interest income decreased $2.6 million to $8.0 million for the 2008 second quarter, from $10.7 million for the quarter ended June 30, 2007. The decrease in interest income was primarily due to a decrease in interest rates from the second quarter of 2007 to the second quarter of 2008, coupled with an increase in interest foregone on non-performing assets. Interest expense decreased $1.7 million, or 22%, due to a decrease in both the average rate paid and average balances outstanding on interest-bearing liabilities for the 2008 second quarter.

Non-interest income decreased to $304,000 for the quarter ended June 30, 2008, from $436,000 for the 2007 second quarter, due primarily to $33,000 in gains on the sale of loans recognized during the 2007 second quarter and $52,000 in losses on sales of securities available for sale recognized in the second quarter of 2008.

Total non-interest expenses for the 2008 second quarter totaled $4.9 million, up $648,000, or 15%, from the second quarter of 2007. The increase was partially due to a $313,000 increase in net losses on the sale and write downs of foreclosed assets during the 2008 second quarter, compared to the second quarter of 2007. Other increases in operating expenses during the 2008 second quarter compared to the second quarter of 2007 were, a $301,000 increase in the Bank’s FDIC insurance premium, an $86,000 increase in occupancy expense resulting from our two new branches and the relocation of our New Smyrna Beach branch in the second half of 2007, and a $139,000 increase in expenses related to legal and foreclosure costs associated with our problem asset resolution efforts. Partially offsetting these second quarter expense increases was a decrease in personnel expense of $242,000, or 11% in 2008 compared to 2007.

During the second quarter of 2008, we continued to experience weakness in the real estate market and increases in loan delinquencies. As a result, we recorded a $2.2 million provision for loan losses in the 2008 second quarter, compared to a $5.1 million provision during the second quarter of 2007. Our loan charge-offs during the 2008 second quarter were approximately $1.5 million, and we recognized $50,000 in recoveries. Our allowance for loan losses increased from $15.8 million at March 31, 2008, to $16.6 million at June 30, 2008. In early July 2008, we also received an additional $344,000 recovery from the liquidation of Transland Financial Services, Inc. in settlement of the fraud loss we recognized in 2007. This amount will be recorded as a recovery to our allowance for loan losses in the 2008 third quarter.

Total non-performing assets which includes non-accrual loans and foreclosed properties, increased from $57.9 million at March 31, 2008, to $69.0 million at June 30, 2008. The increase in non-performing assets during the second quarter of 2008 included net increases of $5.9 million in commercial loans, $3.1 million in residential loans, of which $2.4 million was for investment homes in central Florida to foreign national borrowers and $2.1 million in foreclosed properties. In addition to our non-performing assets, at June 30, 2008, we had $39.1 million in performing loans that exhibited weakness or concerns and were graded as classified or special mention; this total decreased $4.3 million from $43.4 million at March 31, 2008, which was primarily due to the loans transferred to non-accrual status and foreclosed properties.

“While total non-performing assets increased during the 2008 second quarter, there have been no additional large commercial credits that had not previously been identified for workout and resolution. We are continuing to make progress working with these borrowers on each problem credit to reach final settlement,” commented President and Chief Executive Officer, Dennis Ward. During the quarter, we received payments from two related borrowers with delinquent loans that totaled $12.7 million. The payments brought all of the loans current and provided additional deposited reserves for one year of future interest payments. The majority of these loans are for vacant land in the Florida panhandle. One of the loans for $6.0 million was in our classified asset total, but was resolved before being transferred to non-accrual. Also during the quarter, we sold 11 foreclosed properties for $3.4 million and acquired the title to an operating retail plaza in Georgia with a balance of $4.8 million after recognizing a charge-off of $400,000. We have already identified interested buyers for this plaza and believe that it could be sold before the end of 2008 with no additional loss.

The additions to non-accrual loans during the second quarter included four borrowers with combined loan balances of $9.2 million for vacant land and developed residential lots in Florida. We are not originating any new land acquisition and development loans or financing vacant land. As the existing land loans on our books mature, we are aggressively working to develop plans for reduction or payoff of the loans to reduce our land exposure in the weak real estate market. We are experiencing increased delinquencies on these loans in part due to our strategy to work out of this exposure.

With the efforts of our lending staff led by our new Senior Vice President of Special Assets and Interim Chief Credit Officer, Edward Walker, our strategy is to resolve each problem asset individually as soon as possible, while minimizing the loss to the Company. Mr. Walker has made significant progress developing the workout strategy for each of our problem assets. Despite the increase in our non-performing assets during the second quarter, with the significant progress Mr. Walker has made, we anticipate we will begin to reduce our level of problem assets in the second half of 2008. Mr. Walker was recently named interim Chief Credit Officer following Lindsay Sandham’s resignation from that position effective August 1, 2008 for personal reasons. We expect to begin the search for his replacement immediately.

President and Chief Executive Officer, Dennis Ward concluded that “the past 12 months have presented a very challenging environment in the banking and real estate services industries in Florida and throughout the United States, which will likely continue for the foreseeable future. Our plan to raise the additional capital within the September 30, 2008 time frame we received from the Office of Thrift Supervision is well underway. We are working diligently to improve our core franchise, while we reduce our problem assets and maintain adequate liquidity to meet the needs of our loan and deposit customers.”

Federal Trust Corporation’s common stock is traded on the American Stock Exchange under the symbol “FDT.” At July 24, 2008, the closing price was $.70 per share. Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a federally-chartered, FDIC-insured savings bank with $637 million in assets at June 30, 2008. Federal Trust Bank operates from 11 full-service offices in Seminole, Orange, Volusia, Lake and Flagler Counties, Florida. The Company’s Executive and Administrative Offices are located in Sanford, in Seminole County, Florida.

The following dollar amounts are in thousands except per share data.

	At Quarter End
	June 30, 2008	June 30, 2007	% Change
Total assets	$639,846	$721,124	(11)%
Investment securities	37,347	64,389	(42)%
Loans	500,613	599,218	(16)%
Deposits	425,517	475,202	(10)%
Federal Home Loan Bank advances	163,500	181,500	(10)%
Shareholders' equity	33,672	49,945	(33)%
Book value per share	3.58	5.33	(33)%
Non-performing assets	68,983	33,628	105%
Allowance for loan loss	16,557	10,292	61%
Allowance for loan loss as a
percent of total loans, net of LIP	3.22%	1.70%	89%

	Three Months Ended
	June 30, 2008	June 30, 2007	% Change
Interest income	$8,046	$10,690	(25)%
Interest expense	5,925	7,615	(22)%
Net interest income	2,121	3,075	(31)%
Provision for loan losses	2,200	5,145	(57)%
Non-interest income	304	436	(30)%
Non-interest expense	4,857	4,209	15%
Provision for income taxes	(1,799)	(2,291)	(21)%
Net loss	(2,833)	(3,552)	(20)%

Loss per share-basic and diluted	$(.30)	$(.38)	(21)%
Average common shares
outstanding - basic and diluted	9,392	9,361	0%
Return on average assets	(1.73)%	(2.00)%	(14)%
Return on average equity	(30.68)%	(26.18)%	17%
Net interest margin	1.40%	1.91%	(27)%

	Six Months Ended
	June 30, 2008	June 30, 2007	% Change
Interest income	$17,052	$21,409	(20)%
Interest expense	12,891	15,110	(15)%
Net interest income	4,161	6,299	(34)%
Provision for loan losses	4,165	5,295	(21)%
Non-interest income	952	912	4%
Other non-interest expense	9,232	7,648	21%
Provision for income taxes	(3,232)	(2,340)	38%
Net loss	(5,052)	(3,392)	49%

Loss per share-basic and
diluted	$(.54)	$(.36)	50%
Average common shares
outstanding - basic and diluted	9,292	9,352	0%
Return on average assets	(.75)%	(.47)%	58%
Return on average equity	(13.22)%	(6.23)%	112%
Net interest margin	1.34%	1.93%	(31)%

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Federal Trust Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Federal Trust Corporation’s financial performance and could cause actual results for fiscal 2008 and beyond to differ materially from those expressed or implied in such forward-looking statements. Federal Trust Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

A registration statement relating to the securities being offered in the stock offerings has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at www.sec.gov. Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trusts website at http://www.federaltrust.com.

Contact:	Dennis T. Ward	Gregory E. Smith
	President and Chief Executive Officer	Chief Financial Officer
	(407) 323-1833	(407) 323-1833

FEDERAL TRUST CORPORATION
312 West First Street, Sanford, Florida 32771